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                                                                      EXHIBIT 11
                                                                      ----------

                               ALLEN TELECOM INC.
                               ------------------
                         EARNINGS PER COMMON SHARE DATA
                         ------------------------------
                             (Amounts in Thousands)


Net income and common shares used in the calculations of earnings per common share were computed as follows:

                                         THREE MONTHS ENDED    NINE MONTHS ENDED
                                            SEPTEMBER 30,        SEPTEMBER 30,
                                        -------------------    -------------------
                                          1997       1996        1997       1996
                                        --------   --------    --------   --------
Income:
-------

    Net income (loss) applicable to
         Common stock - primary         $  7,930   $ (2,991)   $ 21,690   $  6,391
                                        ========   ========    ========   ========

Common Shares:
--------------

    Weighted average outstanding
         Common shares                    27,071     26,483      26,850     26,429

    Dilutive common stock options            506        469         426        605
                                        --------   --------    --------   --------

    Common shares - primary               27,577     26,952      27,276     27,034

    Additional common shares issuable
         for stock options                   122         50          51         18
                                        --------   --------    --------   --------

   Common shares - fully diluted          27,699     27,002      27,327     27,052
                                        ========   ========    ========   ========


This calculation of fully diluted earnings per common share is submitted in accordance with Regulation S-K Item 601 (b) (11), although it is not required for income statement presentation because it results in dilution of less than 3 percent.



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